Exhibit 10.4

Employment Agreement

Article 1

Term of employment

The Parties agree to use (1) below to determine the term of employment:

1.1	Fixed term of employment: From to , including a probation period from to . The Parties may agree to renew this Agreement upon its expiry. This Agreement shall terminate if one of the Parties does not agree to renew. The term of this Agreement will be automatically extended due to one of the reasons specified in Article 42 of Labor Contract Law, and this Agreement shall terminate until the relevant circumstance ceases in accordance with Article 45.

1.2	Employment at will: From . The Parties shall enter into a contract of employment at will if Party B satisfies one of the requirements specified in Article 14 of Labor Contract Law and agrees to enter into a contract of employment at will.

1.3	The term of this Agreement starts from and will terminate upon the completion of the assignment of (the assignment shall be defined by Party A in advance and the target is specific and detailed).

Article 2

Work content and workplace

2.1	Work content: Party B is to conduct at the position of . Party A shall ensure that the content and requirements of Party B’s work will meet the national standard.

2.2	Workplace: .

2.3	Party B shall improve his/her professional skills and perform his/her obligations pursuant to Party A’s policies and this Agreement.

Article 3

Work hours and leave

3.1	Work hours: Standard work hours apply to Party B’s position. The specific work hours and leave arrangements of Party B shall be in accordance with Party A’s rules and regulations.

3.2	Party B is entitled to statutory leave, the details of which will be mutually agreed between the Parties. Party A shall pay Party B or reschedule Party B’s leave if it requires Party B to work overtime or Party B needs to work overtime.

3.3	Party B’s salary during his/her leave will be calculated under applicable laws.

Article 4

Remuneration

4.1	Party B’s salary will be based on his/her work hours. Party B shall work for eight hours per day, five days per week. Party A shall calculate Party B’s salary pursuant to its renumeration and evaluation policies, and ensure that Party B’s salary will not be lower than the minimum salary pursuant to local regulations.

4.2	Party A shall pay salary to Party B by the 15th day of each month.

Article 5

Social insurance

5.1	The Parties shall participate in the social insurance program as required by national and local regulations and pay the insurance premium. Party A shall deduct Party B’s payment from his/her salary.

5.2	Party A shall disclose the annual payment of social insurance premium made by Party A and its employees at the employee representative meeting or at a prominent place at its business address at least once each year. Party B is entitled to supervise the payment.

5.3	During the term of this Agreement, Party B is entitled to the employee benefits pursuant to the applicable laws and the Parties’ mutual agreement.

5.4	Party A can prepare and amend employee benefit policies from time to time pursuant to its needs.

Article 6

Occupational protections, conditions and hazard prevention

6.1	Party A shall enforce the national regulations with respect to special protections for special work, female employees and employees under age 18. For the positions exposed to potential occupational diseases, Party A shall inform Party B of the risks, provide Party B with labor safety education, prevent injuries and accidents in the employment and reduce the risk of occupational diseases. If Party B is exposed to occupational disease risks, Party A shall provide Party B with body checks regularly and before Party B’s departure from his/her employment.

6.2	Party A undertakes that it will provide Party B with necessary labor safety conditions and labor protection facilities that meet the national standards. Party B shall strictly comply with labor safety regulations and standards under applicable laws and Party A’s policies.

6.3	Party A and its management shall ensure Party B’s personal safety and health at the workplace. Party B is entitled to reject any instruction from Party A’s management if it is in violation of the applicable regulations or policies or to compel Party B to risk his/her safety in his/her work, and such rejection shall not be deemed to be a violation of this Agreement. Party B is entitled to report any instruction that is harmful to his/her personal safety and health.

6.4	Party A shall provide timely medical caring for Party B if Party B suffers accidents arising from his/her work or occupational diseases, and apply for determination of work injuries and work capabilities to ensure that Party B is entitled to his/her work injury insurance and relevant treatments under the applicable laws. Party A shall ensure that Party B is entitled to the statutory medical caring period and medical treatment under the applicable laws if Party B suffers diseases or injuries not related to his/her work.

Article 7

Termination and expiry

7.1	This Agreement can be terminated upon the mutual agreements between the Parties. The Parties shall enter into a written contract to terminate this Agreement, and the employment will be terminated on the date of such written agreement.

7.2	Under the following circumstances, Party A may terminate this Agreement upon notifying Party B, and not pay economic compensation to Party B:

(1)	where Party B is proved not to meet Party A’s employment conditions during the probation period;

(2)	where Party B conducts severe breach of labor discipline or the rules and regulations of Party A;

(3)	where Party B conducts severe breach of duty, engage in malpractice for selfish ends, causing damage to the interests of Party A;

(4)	where Party B is investigated for criminal responsibility in accordance with the law.

7.3	Under the following circumstances, Party A may terminate this Agreement, but shall notify Party B thirty days in advance in written notice, and pay the economic compensation accordingly:

(1)	where Party B suffers from illness or non-work related injury, and after the medical treatment period, cannot or refuses to engage in his/her original work and cannot or refuses to engage in other work arranged by Party A;

(2)	where Party B is not competent for the work, and is unable to do the work after training or adjusting job positions or refuses to change job positions;

(3)	where the objective conditions (including the change in Party A’s organization structure, reorganization and merger etc.) for Party A of entering into this Agreement has greatly changed, resulting in the inability to fulfill this Agreement, and the Parties.

7.4	Party B shall notify his/her employer thirty days in advance in writing for termination of the employment agreement. Under the following circumstances, Party B may terminate this Agreement anytime:

(1)	in the probation period;

(2)	Party A forces work by means of violence, threat, imprisonment, or ways of illegal restrictions to personal freedom;

(3)	Party A fails to pay labor remuneration or provide working conditions in accordance with the laws and regulations or the employment agreement.

7.5	Where Party A is in the bankruptcy statutory consolidation period or under serious difficulties of production and management, and in need to reduce staff, Party A shall notify the trade union or all of the employees to explain the situation and listen to their opinions, and after reporting to the labor department in writing, Party A may layoff the employees.

7.6	Before the expiration of the employment agreement, both parties may negotiate to renew the employment agreement; after the expiration of the employment agreement, where Party B continues to work at his/her original job position and Party A does not raise any objections, it shall be deemed an extension of this Agreement, the period for the extension shall be until the termination of the labor relationship or where a new employment agreement is entered.

7.7	Where a non-fixed term of employment agreement is entered, this Agreement shall be terminated when Party B reaches his/her retirement age or upon the termination condition where Party A or Party B agreed.

Article 8

Breach of agreement and economic compensation

8.1	Where Party A shall pay economic compensation for termination of the agreement, the economic compensation should be paid in accordance with the national and local regulations.

8.2	Where Party A or Party B causes loss to the other party by breaching this Agreement, the breaching party shall bear the liability of compensation in accordance with the relevant national and local regulations.

8.3	Party B shall conduct the written resignation procedure in accordance with Party A’s relevant provisions upon his/her resignation, where the resignation procedure is not conducted or delayed, Party A may delay all payments that shall be made, including but not limited to the settlement of wages, fees and all kinds of compensation etc. After Party B completes the resignation procedure, if it caused loss to Party A, Party A retains the right for further investigation to Party B.

Article 9

Other terms and conditions

9.1	Training service term: where Party B conducts professional and technical training funded by Party A, the parties may agree upon the service term in accordance with the law; where Party B breaches the agreed service term, the liquidated damages shall not exceed the service fees for the part not fulfilled in the service term. The training and service term agreement entered by the Parties is an annex to this Agreement.

9.2	Confidentiality: Party B shall have the obligations to conserve Party A’s commercial secrets and intellectual property rights. The confidential agreement entered by the Parties is an annex to this Agreement.

Article 10

During the performance of this Agreement, if Party A intends to change its name, legal representative or the principal responsible person, investors and other matters, this shall not affect the performance of this Agreement, if Party A results in a merger or a separation, this Agreement shall continue to be effective, and shall be continued by the inheriting company.

Where terms related to the immediate interests or major matters of the workers have changes, the Parties shall reach unanimity upon negotiation and amend this Agreement in writing.

Article 11

For matters not covered in this Agreement, where it is governed by laws and regulations, it shall be implemented by the laws and regulations; where it is not governed by laws and regulations, the Parties shall negotiate for settlement; if negotiation cannot be reached or where labor dispute arises, the Parties shall seek mediation from mediation agency, or seek for arbitration for labor disputes, or bring a suit to the court.

Article 12

This Agreement shall become effective upon the signatures of Party A and Party B. This Agreement shall be made in two copies, with Party A and Party B each keeping one copy.

Party A (seal) Legal Representative or Proxy	Party B

Date:	Date: